EMERGENT CAPITAL, INC., as

Issuer and

WILMINGTON TRUST, NATIONAL ASSOCIATION, as

Indenture Trustee

Third Supplemental Indenture

Dated as of June 28, 2017 to

Indenture

Dated as of March 11, 2016

THIRD SUPPLEMENTAL INDENTURE, dated as of June 28, 2017 (the “Third Supplemental Indenture”), among EMERGENT CAPITAL, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called the “Issuer”), having its principal office at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Indenture Trustee (solely in such capacity, the “Indenture Trustee”).

RECITALS OF THE ISSUER

The Issuer and the Indenture Trustee are parties to that certain Indenture dated as of March 11, 2016, as amended by that certain First Supplemental Indenture dated as of March 8, 2017 and that Second Supplemental Indenture dated as of May 15, 2017 (as amended, the “Indenture”), providing for the issuance of the Issuer’s 15.0% senior secured notes due September 14, 2018.

Section 8.02(a) of the Indenture provides that, with the written consent of the Required Holders, the Issuer and the Indenture Trustee may enter into an indenture supplemental to amend certain provisions of the Indenture.

All the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Notes, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.1. Definition of Payment Date and Permitted Indebtedness.

(a) The definition of “Payment Date” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Payment Date” means each of (i) from the Initial Issue Date until and including June 15, 2017, the 15th day of March, June, September and December of each calendar year, with the initial Payment Date being June 15, 2016, and (ii) after June 15, 2017, the 14th day of each calendar month beginning with and including July 14, 2017, it being understood that amounts payable on the June 15, 2017 Payment Date are subject to that certain Consent and Forbearance Agreement, dated as of June 15, 2017, by and among the Issuer and the Holders.

(b)The definition of “Permitted Indebtedness” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Indebtedness” means

(i) the Notes;

(ii) Indebtedness existing on the Initial Issue Date;

(iii) Indebtedness now or hereafter incurred under the Credit Facilities;
(iv) Permitted Refinancing Indebtedness;
(v) all 8.50% Senior Unsecured Convertible Notes (the “Convertible Notes”) issued by the Issuer under the Indenture dated February 21, 2014 between the Issuer, as issuer, and U.S. Bank National Association, as trustee (the “Convertible Note Indenture”), after February 14, 2017 in lieu of a cash payment of interest due to the holders of the Convertible Notes; and

(vi) Indebtedness created under the Amended and Restated Promissory Note in the principal amount of $3,300,000, dated as of May 15, 2017, made by the Issuer in favor of PJC Investments, LLC, a Texas limited liability company (as amended and restated, the “Promissory Note”), but only if the per annum interest applicable to the Promissory Note is less than or equal to 15% (or 17% upon an event of default thereunder).

ARTICLE III MISCELLANEOUS PROVISIONS
Section 3.1.    Ratification of Indenture.     Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.3. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year written above.

EMERGENT CAPITAL, INC.

By: /s/ Antony Mitchell
Name: Antony Mitchell
Title: Chief Executive Officer

WILMINGTON TRUST NATIONAL ASSOCIATION,
solely as Indenture Trustee and not in its individual capacity

[Signature page to Third Supplemental Indenture]

By: /s/ Robert J. Donaldson
Name: Robert J. Donaldson
Title: Vice President

[Signature page to Third Supplemental Indenture]